As filed with the Securities and Exchange Commission on March 5, 1998.
                                                 Registration No. 333-

                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549
         _______________________________________________

                             FORM S-8
                      REGISTRATION STATEMENT
                              Under
                    The Securities Act of 1933

         ______________________________________________

                  Wireless Data Solutions, Inc.
      (Exact Name of Registrant as Specified in its Charter)


      Utah                                     93-0734888
(State or Other Jurisdiction         (I.R.S. Employer Identification Number)
of Incorporation or Organization)

          1016 Shores Acres Drive
             Leesburg, Florida                  34784
(Address of Principal Executive Offices)      (Zip Code)

         _______________________________________________

                       Consulting Agreement

                       Consulting Agreement

                       Consulting Agreement

                    (Full Title of the Plans)
               ___________________________________
                      MICHAEL B. McLAUGHLIN
              President and Chief Executive Officer
                  Wireless Data Solutions, Inc.
                     1016 Shores Acres Drive
                     Leesburg, Florida  34784
             (Name and Address of Agent for Service)

                          (352) 323-1295
  (Telephone Number, Including Area Code, of Agent for Service)
            __________________________________________
                          With Copy to:

                        Holland & Hart LLP
                215 South State Street, Suite 500
                  Salt Lake City, UT  84111-2346
                          (801) 595-7800
             ATTENTION:  P. CHRISTIAN ANDERSON, ESQ.







                 CALCULATION OF REGISTRATION FEE


                                                            Proposed     Proposed
                                                             Maximum     Maximum
                                             Amount to      Offering     Aggregate   Amount of
                                                 Be         Price Per    Offering   Registration
Title of Securities to be Registered (1)     Registered       Share        Price       Fee
-------------------------------------------------------------------------------------------------
Consulting Agreement under which
David Wood, Henry Hanson and Joe
Zachman have the right to acquire
   Common Stock, no par value                 300,000       $0.325(2)    $97,500    $29.54


Consulting Agreement under which
David Wood has the right to acquire
    Common Stock, no par value                150,000       $0.325(2)    $48,750    $14.77

Consulting Agreement under which
Brian Blankenburg has the right to acquire
    Common Stock, no par value                300,000       $0.325(2)    $97,500    $29.54
                                             ----------------------------------------------------
Total                                         750,000                    $243,750   $73.85
-------------------------------------------------------------------------------------------------
 (1)   Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities
Act"), this Registration Statement shall also cover any additional shares of the Registrant's
Common Stock, no par value, which are issued or become issuable under the Consulting Agreement to prevent dilution resulting from any stock dividend, stock split, recapitalization or other similar transaction.

 (2)    Estimated in accordance with Rule 457(h) under the Securities Act based on the average of the bid and asked price as of March 3, 1998 as reported on OTC Bulletin Board.





                             PART II

Item 3.    Incorporation of Certain Documents by Reference.
           -------------------------------------------------

      The following documents filed by Wireless Data Solutions, Inc. (the "Registrant") with the Commission are hereby incorporated by reference in this Registration Statement:

     (a) The Registrant's effective registration statement on Form 10-SB filed with the Commission on February 12, 1998 (the "Form 10-SB") under the Securities Exchange Act of 1934, as amended, which contains audited financial statements for the fiscal year ended September 30, 1997.

     (b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997.

     (c) The description of the Registrant's no par value Common Stock contained in the Form 10-SB filed with the Commission on February 12, 1998 under the Exchange Act.

     (d) All documents filed subsequent hereto pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

     The consolidated financial statements of the Registrant as of September 30, 1997 and 1996, that are included in the Registrant's registration statement on Form 10-SB and incorporated by reference in this Registration Statement, have been audited by James B. Harned, independent auditor, as stated in his report, which is incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of James B. Harned pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission), and upon the authority of such firm as experts in accounting and auditing.

Item 4.     Description of Securities.
            --------------------------
            Not applicable.

Item 5.     Interests of Named Experts and Counsel.
            --------------------------------------
            Not applicable.

Item 6.     Indemnification of Directors and Officers.
            ------------------------------------------

     Section 16-10a-902(1) of the Utah Revised Business Corporation Act authorizes a Utah corporation to indemnify any director against liability incurred in any proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Section 16-10a-902(4) prohibits a Utah corporation from indemnifying a director in a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in a proceeding in which the director was adjudged liable on the basis that he or she improperly received a personal benefit. Otherwise, Section 16-10a-902(5) allows indemnification for reasonable expenses incurred in connection with a proceeding by or in the right of the corporation.

      Unless limited by the Articles of Incorporation, Section 16-10a-905 authorizes a director to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction. Section 16-10a-907(1) extends this right to officers of a corporation as well.

     Unless limited by the Articles of Incorporation, Section 16-10a-903 requires that a corporation indemnify a director who was successful, on the merits or otherwise, in defending any proceeding to which he or she was a party against reasonable expense incurred in connection therewith. Section 16-10a-907(1) extends this protection to officers of a corporation as well.

     Pursuant to Section 16-10a-904(1), a corporation may advance a director's expenses incurred in defending any proceeding upon receipt of an undertaking and a written affirmation of his or her good faith belief that he or she has met the standard of conduct specified in Section 16-10a-902. Unless limited by the Articles of Incorporation, Section 16-10a-907(2) extends this protection to officers, employees, fiduciaries and agents of a corporation as well.

     Regardless of whether a director, officer, employee, fiduciary or agent has the right to indemnify under the Utah Revised Business Corporation Act,
Section 16-10a-908 allows a corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role.

     Article IV of the Company's Articles of Incorporation provides for the indemnification, to the fullest extent permitted by the Utah Revised Business Corporation Act or any other applicable law as in effect from time to time, of any director of the Company for liability to the corporation or to its shareholders for monetary damages for any action taken, or any failure to take any action, as a director.

Item 7.     Exemption from Registration Claimed.
            ------------------------------------
            Not applicable.

Item 8.     Exhibits.
            ---------

Regulation S-K
   Exhibit                      Document
---------------              ------------------
    4.1 Consulting Agreement dated April 15, 1997, among Products, Services & Technology
                    Corporation, David Wood, Henry Hanson
                    and Joe Zachman

    4.2 Consulting Agreement dated October 15, 1997, between Wireless Data Solutions, Inc. and David Wood

    4.3 Consulting Agreement dated March 4, 1998 between Wireless Data Solutions, Inc. and Brian Blankenburg

    5 Opinion of Holland & Hart LLP, as to the legality of securities being registered.

   23.1             Consent of James B. Harned,  Independent Auditor.

   23.2             Consent of Holland & Hart LLP (contained in Exhibit 5).

   24               Power of Attorney (included on page 7 of this Registration
                    Statement).

Item 9.       Undertakings.
              -------------
     (a)     The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Leesburg, State of Florida, on March 4, 1998.

                                        Wireless Data Solutions, Inc.


                                        /s/ Michael B. McLaughlin
                                        ----------------------------------
                                            Michael B. McLaughlin
                                            President and Chief Executive
                                                Officer

                        POWER OF ATTORNEY

     KNOW ALL PERSONS by these presents that each person whose signature to this Registration Statement appears below hereby constitutes and appoints Michael B. McLaughlin and Patrick Makovec, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below, and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that such attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed below by the following persons in the capacities indicated on March 4, 1998:

Signature                           Title
---------                           ---------
/s/ Michael B. McLaughlin           President and Chief Executive Officer
------------------------            (Principal Executive Officer) and Director
   Michael B. McLaughlin

/s/ Patrick Makovec                 Chief Financial Officer and Director
--------------------------          (Principal Financial and Accounting
    Patrick Makovec                 Officer)

/s/ Brian Blankengurg               Director
---------------------
Brian Blankenburg

                  Wireless Data Solutions, Inc.

                          EXHIBIT INDEX
Regulation S-K
Exhibit                      Document
--------------    ------------------------------------------------
  4.1             Consulting Agreement dated April 15, 1997, among Products,
                  Services & Technology Corporation, David Wood, Henry Hanson and Joe Zachman

  4.2 Consulting Agreement dated October 15, 1997 between Wireless Data Solutions, Inc. and David Wood

  4.3 Consulting Agreement dated March 4, 1998 between Wireless Data Solutions, Inc. and Brian Blankenburg

  5 Opinion of Holland & Hart LLP as to the legality of securities being registered.

 23.1             Consent of James B. Harned, Independent Auditor.

 23.2             Consent of Holland & Hart LLP (contained in Exhibit 5).

 24               Power of Attorney (included on page 7 of this Registration
                   Statement)